December 23, 2003


Guy Nissenson
President & COO
Xfone, Inc.
London, UK

Dear Guy:

Thank you for taking the time to help us understand Xfone's business and shareholder dynamics. In this proposal, we describe an action plan for a solid, integrated IR/PR program.

I.       SITUATION ANALYSIS

Xfone is a telecommunications service which leverages state-of-the-art technologies and proprietary systems to provide a variety of services, including long distance voice calls, calling cards, fax broadcast, VOIP, cellular, cyber-office, email-to-fail and messaging, efficiently and cost-effectively. A US corporation, Xfone's main operations are in the UK, and it services customers in over 60 countries. Offering a comprehensive, single vendor telecommunications solution to customers has allowed the company to grow from $2.M in 2000 to S13M+ in 2003, with future growth expected. More important, the company has been and continues to be profitable. Xfone currently is trading as a Bulletin Board stock.

To raise additional money and make future acquisitions, possible in the United States, Xfone needs to become visible among potential investors, and build liquidity trading volume. This includes moving to NASDAQ or AMEX, communicating its story to the Street, and building a "following" among money managers, private investors, etc. To do so, it needs to launch an integrated strategic investor relations campaign, and PortfolioPR is the right agency to design and execute it effectively.

II.      PUBLIC & INVESTOR RELATIONS GOALS

Xfone's key public and investor relations goals are to:

1. Generage interest among the business and financial media to write about Xfone by branding the Company as a "special value situation" - a telecom provider that has been able to make a profit during the current telecom recession, and as a company offering customers what they now want - one stop service provider (and biller) for all telecom-related services;

2. Develop and sustain investor interest to generate trading volume and liquidity;

3.       Build  an  investor   "following"  to  facilitate  trading  and  future
         financing.

III.     PORTFOLIO PR STRATEGY

STAGE I: Position the Company

PortfolioPR will, within the first 2 months of its engagement.

1. Develop Xfone's brading statement and "story" and incorporate it into all presentation material:

2.       Incorporate this message in the following material:

         o A Strategic Corporate Profile - a 6 to 7 page document that communicates the Company's investment opportunity for analysis, money managers, investors and financial media

         o A compelling PowerPoint presentation. We also will coach Guy to deliver it effectively.

3.       We will advise management on how to:

         o    Make Xfone's Website more investor-friendly

         o    Produce a marketing-oriented and cost-effective annual report.

STATE II:  Implement the Integrated Investor Relations Program

Parallel with the positioning of Xfone, PortfolioPR will:

1. Develop a strategic press release program (which includes the timing, writing, editing and submission of releases to appropriate wire services for distribution and posting) that generates credibility and confidence. More than report news, the goal of such a program is to tell where the company is going and show that management delivers.

2. Build a media campaign around the Company's cost-effective services. This includes developing case studies to show how it saves clients money and, if possible how its "partnering" strategy with non-profits is making money for them. To do so we develop a database of appropriate media contacts (print, digital, broadcast and Web). The goals is to feed the long-term investor relations program.

3. Work with management to demonstrate its expertise by developing articles and white papers for distribution to trade groups and organizations, conferences, and trade shows (as well as post on the Company Website). This includes identifying conferences and trade shows to attend as presenter and/or as exhibitor. We will alert investors and media of the Company's participation in order to demonstrate management's expertise and credibility. The goal is to feed the long-term investor relations program.

4. Build appropriate investor database by researching and creating lists of appropriate retail brokers and money managers, and private investors who focus on micro-cap investments and telecom.

5. Plan, arrange and manage road shows with targeted money managers, investors, retail brokers, and media in major financial cities, including New York, Chicago, Philadelphia, Boca Raton, St. Louis, Minneapolis, San Francisco, Boston, Atlanta and Los Angeles.

6. If appropriate, develop a virtual road show program with targeted money managers, investors, analysis and retail stockbrokers in other cities (as well as in the ones above) in which management web casts its story using PowerPoint sliders.

7. Update the Corporate Profile and Media Fact Sheet quarterly or as needed.

8. Be available on a special projects basis to handle event programming opportunities, including exhibit design, hospitality events and staff training to maximize trade show ROL.

9. Serve as investor relations counsel to address a range of issues, such as Reg FD compliance.

IV.      PROTFOLIO PR:  THE RIGHT AGENCY FOR EXFONE

PortfolioPR is an integrated public relations, investor relations and marketing communications firm. We will work closely with you to create a strategy to make Xfone stand out from the crowd. Then, we craft powerful messages that present and reinforce your brand and news. Simultaneously, we build both media and strategic alliance databases and harness the distribution power of the internet to gain media attention. We then leverage the media's interest in Xfone to develop attention by potential clients and strategic partners.

What makes PortfolioPR truly unique, is that we're a true "team" that does "whatever it takes" to communicate clients' value, brilliantly, to target audiences. Our principals personally guide your campaign.

o Jerry Cahn, Ph.D., J.D. and PPR's "Quarterback", is a high tech based entrepreneur who, after turning around a public healthcare company, built Brilliant Image, a leading US 24/7 multimedia company using PR and promotional programs. He coordinates both our PR and database programs.

o Paul Holm is a thirteen-year veteran of training, communications, public and investor relations with extensive experience representing technology companies and has close relationships, or "high touch," across many different investor groups.

PortfolioPR clients include McGraw-Hill Construction, Curtis-Wright, NUR Macroprinters, RiT Technologies and On-Track Innovations (XFONE). To fully appreciate us, see www.portfoliopr.com/1MinutePress.html and www.portfoliopr.com/PPR10.html


V.       PROPOSAL

For the one-year period starting January 1, 2004, PortfolioPR will provide an integrated IR/PR program that entitles Xfone to 50 hours of services per month. Since we prefer to invest in companies we believe in, our monthly fee will be $3500 in cash and 1000 shares until Xfone lists on NASDAQ; thereafter it will be $4500 plus 1200 shares, with shares payable quarterly. In addition, upon the signing of this agreement, PortfolioPR will also receive 50,000 warrants for Xfone common stock at $6 per share, and 5,000 warrants for Xfone common stock at $10 per share, in effect for one year. Upon Xfone's listing on NASDAQ, PortfolioPR will receive an additional 50,000 warrants for Xfone common stock at $6 per share, and 100,00 warrants for Xfone common stock at $10 per share, in effect for one year from date of listing.

The retainer for both the first and last month of this agreement are payable with this signed agreement. Future monthly retainer fees will be billed on the first of each month and are payable within ten (10) days of receipt. Termination of this agreement requires a 30-day written notification of cancellation.
Without such notification, client will forfeit the last month's payment. Finally, if this agreement is no terminated, in writing, 30 days prior to the end of this period, PortfolioPR will continue to provide its service program on a month-to-month basis, subject to a 30-day advance written notification of cancellation.

As part of our relationship, PortfolioPR may assist Xfone in raising capital, in which case the client agrees to reward PortfolioPR as follows, within 30 days of receiving the capital it raised:

o Indirectly - for referring the client to another entity, which raises money for it from other sources within a year of the introduction, PortfolioPR will receive 1% of the funds raised.

o Directly - for referring the client to an entity and no one else is entitled to commissions, finders fees, etc for raising the capital from this entity, which directly invests in the client within a year of the introduction, PortfolioPR will receive 6% of the funds raised.

PortfolioPR carries over unexpended hours to subsequent months. When a client requests a special project that may require a significant additional time commitment, a written price estimate will be provided and, once it is approved by you in writing, it will be implemented.

To further save you money, out-of-pocket expenses such as offset, messengers, air courier, telephone, Xerox, postage and travel will be billed to you at cost, rather than being re-billed with the standard additional agency markup of 20 percent, in exchange for having them paid then (10) days after you receive the invoice. Also, individual expenditures above $500 will be expended only client approval. All out-of-pocket expenses are billed as Special Invoices, separately from the monthly retainer. If not paid in time, Xfone agrees to pay the 20% markup.

Xfone agrees to identify and hold harmless PortfolioPR and our employees, from and against all losses, claims, damages, expenses or liabilities that we may incur based on information, representations, reports or data you furnish us, to the extent that such material is furnished, prepared, approved and/or just used by us.

The PortfolioPR team looks forward to working with you to effectively promote Xfone to each of the appropriate targeted groups. Your signature acknowledges acceptance of this proposal.

Thank you.                                  Cordially,

AGREED AND ACCEPTED                         PortfolioPR, Inc.

By:  ___________________________       By:  __________________________
Guy Nissenson, Presidenmt   Date       Paul Holm, Principal,      Date